Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of AtaiBeckley Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), and of the Delaware General Corporation Law (the “DGCL”), is not complete. This description is summarized from, and qualified in its entirety by reference to, the Certificate of Incorporation and Bylaws, copies of which have been publicly filed with the Securities and Exchange Commission.

Authorized Share Capital

Our authorized capital stock consists of:

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750,000,000 shares of common stock, par value $0.01 per share; and
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37,500,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Cumulative voting is not permitted.

Dividend Rights

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock are entitled to the payment of dividends on the common stock when, as and if declared by the board of directors in accordance with applicable law.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up, all holders of our common stock will be entitled to share ratably in any assets available for distributions to holders of our common stock subject to the preferential rights of any outstanding preferred stock.

Other Matters

Our common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to us. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, subject to limitations prescribed by Delaware law and our Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of each series. Our board of directors is also authorized to designate any qualifications, limitations, or restrictions on each series of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Company, and may adversely affect the voting and other rights of the holders of the Company’s common stock, which could have a negative impact on the market price of the Company’s common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

The provisions of our Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price of our common stock.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

Classified Board of Directors

Our Certificate of Incorporation divides directorships into three classes with three-year terms, with the years for each class expiring in different years. As a result, approximately one-third of our board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Removal of Directors and Vacancies

Our Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors. Our Certificate of Incorporation provides that any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director so appointed will hold office until the expiration of the applicable term or until his or her earlier death, resignation, retirement, disqualification or removal.

No Stockholder Action by Written Consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders, and shall not be taken by written consent in lieu of a meeting; however, holders of any series of preferred stock may take action by written consent to the extent expressly so provided by the applicable Certificate of Designation relating to such series of preferred stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation provides that, subject to the rights of holders of preferred stock, special meetings of stockholders may only be called by or at the direction of the board of directors, the chairperson of the board or the chief executive officer. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who will have given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although our Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares

Under our Certificate of Incorporation, the board of directors is authorized to determine and fix the number of shares of any series of preferred stock and has the discretion to determine the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences. In addition, the board of directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series.

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, unless otherwise required by law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger, or otherwise.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL, which prohibits a Delaware corporation, including those whose securities are listed for trading on The Nasdaq Global Market, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the transaction is approved by the board of directors before the date the interested stockholder attained that status;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Our Certificate of Incorporation does not include an opt out of these provisions. As a result, mergers or other takeover or change in control attempts of the Company may be discouraged or prevented.

Forum Selection

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Corporate Opportunities

Under Delaware law, unless our Certificate of Incorporation has renounced the corporation’s interest or expectancy in such opportunities, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for his or her own if: (i) the Company is financially able to exploit the opportunity; (ii) the opportunity is within our line of business; (iii) the Company has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the Company. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company renounces any interest or expectancy in a transaction or matter presented to Apeiron Investment Group Ltd. (“Apeiron”) and Apeiron-associated individuals and entities that may be a corporate opportunity for the Company. In the event that Apeiron and these individuals and entities acquire knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, they will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.

Limitation of Liability and Indemnification Matters

The DGCL permits corporations to specify in their certificate of incorporation that a director or executive officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or executive officer, as applicable, except (a) for any breach of the director’s or executive officer’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) for the payment of unlawful dividends, stock repurchases or redemptions (applies only to directors); (d) for any transaction in which the director or officer received an improper personal benefit; or (e) with respect to any derivative claims (applies only to executive officers). Our Certificate of Incorporation includes this provision.

Any amendment, repeal or modification of these provisions, or the adoption of any provisions that are inconsistent with these provisions, will be prospective only and would not affect any limitation of the liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal, modification or adoption.

Our Certificate of Incorporation provides that we have the power to provide rights to indemnification and advancement of expenses to our current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws specify that we will provide indemnification and certain expense reimbursements to any of director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while serving as our director or officer, is or was serving at our request as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein. In addition, we may provide indemnification and certain expense reimbursements to any employee or agent who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our employee or agent or is or was serving at our request as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “ATAI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.